UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 7, 2015

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

38 Hans Crescent, London, England
SW1X 0LZ
(Address of Principal Executive Office)

+44.20.7190.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 7, 2015 (the Effective Date), Telenet International Finance S.a.r.L., as borrower, entered into a new additional term loan facility (Facility AA) with a principal amount equal to €800.0 million ($901.4 million at the May 7, 2015 exchange rate). Facility AA is made available pursuant to an Additional Facility AA Accession Agreement (the Facility AA Accession Agreement) under the credit facilities agreement dated August 1, 2007 (as amended) of Telenet N.V. (the Telenet Credit Agreement). Facility AA has a final maturity date of June 30, 2023 and interest in respect of Facility AA accrues at a rate equal to the aggregate of EURIBOR and 3.50% per annum. Telenet International Finance S.a.r.L. is a direct subsidiary Telenet N.V. and  Telenet N.V. is an indirect subsidiary of Liberty Global plc.

The availability period for Facility AA is the period from the Effective Date to the earlier of (i) the Long Stop Date (as defined in the sale and purchase agreement in connection with the Acquisition (as defined below)) and (ii) the date falling 15 Business Days after the Acquisition Termination Date as defined in the Facility AA Accession Agreement.

If within six months of the date of the Facility AA Accession Agreement, Facility AA is prepaid (other than where such prepayment is funded by the issuance of notes by any member of the Telenet N.V. group or a special purpose vehicle which on-lends the proceeds of such notes to a member of the Telenet N.V. group) in connection with a Repricing Transaction (as defined below) or an amendment results in a Repricing Transaction, the borrower must pay to the relevant lenders a fee of 1.00% on the amount of Facility AA prepaid or the amount of Facility AA mandatorily assigned following a failure of a relevant lender to consent to such amendment (as applicable). A Repricing Transaction means the prepayment or refinancing of all or a portion of the Facility AA loans with any long term bank debt financing incurred for the primary purpose of refinancing or replacing the Facility AA loans and having an effective interest cost or weighted average yield that is less than the interest rate for or weighted average yield of the Facility AA loans, including without limitation, as may be effected through any amendment to the Facility AA Accession Agreement or the Telenet Credit Agreement.

Also on May 7, 2015, Telenet International Finance S.a.r.L., as borrower, entered into a new additional revolving loan facility (Facility Z) with a principal amount equal to €200.0 million ($225.3 million at the May 7, 2015 exchange rate). Facility Z is made available pursuant to an Additional Facility Z Accession Agreement (the Facility Z Accession Agreement) under the Telenet Credit Agreement.  Facility Z has a final maturity date of June 30, 2018, and interest in respect of Facility AA accrues at a rate equal to the aggregate of EURBOR and 2.25% per annum.

The availability period for Facility Z is the period from and including May 7, 2015 up to and including the date falling one month prior to the final maturity date in respect of Facility Z.  The Facility Z commitments will be cancelled on the earlier to occur of the Long Stop Date and the date falling 15 Business Days after the Acquisition Termination Date and any outstanding Facility Z loans must be repaid in full on the date that falls five business days later.

The borrower under Facility Z must pay a commitment fee to the lenders under Facility Z in respect of their undrawn Facility Z commitments computed at the rate of 35% of the margin in relation to Facility Z per annum.  Such commitment fee accrues on a daily basis and is payable quarterly in arrears and on the date of any cancellation.

Each of Facility AA and Facility Z are available to be drawn to fund the purchase price and related costs in connection with the acquisition by Telenet N.V. or its Affiliates of all of the share capital of BASE Company N.V. and its subsidiaries (the Acquisition) and for general corporate purposes and/or working capital purposes, including, without limitation, the refinancing, repayment or prepayment of existing indebtedness and financing acquisitions or joint ventures permitted under the Telenet Credit Agreement.

The summary, terms, conditions and provisions of Facility Z and Facility AA and the intended use of the proceeds therefrom, are qualified in their entirety by the disclosure in this Current Report on Form 8-K and reference to the full text of the Additional Facility Z Accession Agreement and the Additional Facility AA Accession Agreement, as applicable, copies of which are filed with this report as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.    Name

4.1
Additional Facility Z Accession Agreement, dated May 7, 2015, between, among others, Telenet International Finance S.a.r.L. as Borrower, Telenet N.V., The Bank of Nova Scotia as Facility Agent, KBC Bank N.V. Security Agent and The Royal Bank of Scotland PLC, Societe Generale, London Branch, Deutsche Bank AG, London Branch, Credit Suisse AG, London Branch, ScotiaBank Europe PLC and Goldman Sachs Bank USA as Additional Facility Z Lenders, under the Telenet Credit Agreement.

4.2
Additional Facility AA Accession Agreement, dated May 7, 2015, between, among others, Telenet International Finance S.a.r.L. as Borrower, Telenet N.V., The Bank of Nova Scotia as Facility Agent, KBC Bank N.V. Security Agent and The Royal Bank of Scotland PLC, Societe Generale, London Branch, Deutsche Bank AG, London Branch, Credit Suisse AG, London Branch, The Bank of Nova Scotia and Goldman Sachs Bank USA as Additional Facility AA Lenders, under the Telenet Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: May 13, 2015

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